Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	Successor	Predecessor								Successor	Predecessor
	Period From October 1, 2010 Through December 31, 2010	Period From July 1, 2010 Through September 30, 2010	Years Ended June 30,							Six Months Ended June 30,

			2010	2009		2008		2007	2006	2011	2010
COMPUTATION OF EARNINGS:
Income (loss) before income taxes	$129,266	$90,636	$353,439	$(147)		$(113,641)		$516,292	$485,235	$274,257	$239,836
Fixed charges	64,670	90,293	459,570	686,668		854,844		702,133	425,180	129,650	207,470

	$193,936	$180,929	$813,009	$686,521		$741,203		$1,218,425	$910,415	$403,907	$447,306

COMPUTATION OF FIXED CHARGES:
Fixed charges:
Interest expense	$63,767	$89,364	$455,254	$681,459		$848,681		$696,600	$419,360	$127,644	$205,314
Implicit interest in rent	903	929	4,316	5,209		6,163		5,533	5,820	2,006	2,156

	$64,670	$90,293	$459,570	$686,668		$854,844		$702,133	$425,180	$129,650	$207,470

RATIO OF EARNINGS TO FIXED CHARGES	3.0X	2.0X	1.8X	(a	)	(b	)	1.7x	2.1x	3.1x	2.2x

(a)	The amount of the coverage deficiency for the year ended June 30, 2009, was approximately $0.1 million.
(b)	As a result of the $212.6 million pre-tax write-off of goodwill, the amount of the coverage deficiency for the year ended June 30, 2008, was approximately $113.6 million.